As filed with the Securities and Exchange Commission on January 3, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APOLLO GLOBAL MANAGEMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	86-3155788
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

9 West 57th Street, 43rd Floor

New York, New York 10019

(212) 515-3200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Apollo Global Management, Inc. 2019 Omnibus Equity Incentive Plan

Athene Holding Ltd. 2014 Share Incentive Plan

Athene Holding Ltd. 2016 Share Incentive Plan

Athene Holding Ltd. 2019 Share Incentive Plan

(Full Title of the Plan)

John J. Suydam, Esq.

Chief Legal Officer

Apollo Global Management, Inc.

9 West 57th Street, 43rd Floor

New York, New York 10019

(212) 515-3200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a small reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Shares of common stock, par value $0.00001 per share, of the Registrant, to be issued pursuant to the:
Apollo Global Management, Inc. 2019 Omnibus Equity Incentive Plan	40,000,000	$72.505	$2,900,200,000	$268,848.54
Athene Holding Ltd. 2014 Share Incentive Plan	365,215	$72.505	$26,479,914	$2,454.69
Athene Holding Ltd. 2016 Share Incentive Plan	1,160,943	$72.505	$84,174,172	$7,802.95
Athene Holding Ltd. 2019 Share Incentive Plan	1,828,160	$72.505	$132,550,741	$12,287.45
Total	43,354,318		$3,143,404,827	$291,393.63(3)

(1)

Apollo Global Management, Inc. (f/k/a Tango Holdings, Inc.), a Delaware corporation (“AGM” or the “Registrant”) is filing this registration statement on Form S-8 (the “Registration Statement”) to register the issuance of an aggregate of 43,354,318 shares of common stock, par value $0.00001 per share, of AGM (“Common Stock”), which are issuable pursuant to: (i) the Apollo Global Management, Inc. 2019 Omnibus Equity Incentive Plan, (ii) the Athene Holding Ltd. 2014 Share Incentive Plan, (iii) the Athene Holding Ltd. 2016 Share Incentive Plan and (iv) the Athene Holding Ltd. 2019 Share Incentive Plan (collectively, the “Plans”). The Plans were assumed from AAM (as defined below) and AHL (as defined below), respectively, at the closing of the Mergers (as defined below).

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended. The offering price and the registration fee are based on the average of the high and low prices of shares of Class A common stock, par value $0.0001 per share, of Apollo Global Management, Inc. (renamed on January 1, 2022 Apollo Asset Management, Inc.; such entity, the “Predecessor”), to which the Registrant is the successor, as reported on the New York Stock Exchange on December 31, 2021.

(3)

Pursuant to Rule 457(p) under the Securities Act, the Registrant is offsetting a portion the registration fee due under this Registration Statement with $114,742.90 of registration fee previously paid with respect to 17,071,754 unsold shares of Class A common stock of the Predecessor previously registered on the registration statement on Form S-8 (File No. 333-232797) initially filed on July 25, 2019.

EXPLANATORY NOTE

On January 1, 2022 (the “Merger Effective Date”), Apollo Asset Management, Inc. (f/k/a Apollo Global Management, Inc.), a Delaware corporation (“AAM”), and Athene Holding Ltd., a Bermuda exempted company (“AHL”), completed the previously announced merger transactions pursuant to the Agreement and Plan of Merger, dated as of March 8, 2021 (the “Merger Agreement”), by and among AAM, AHL, Apollo Global Management, Inc. (f/k/a Tango Holdings, Inc.), a Delaware corporation and a direct wholly owned subsidiary of AAM (the “Registrant”), Blue Merger Sub, Ltd., a Bermuda exempted company (“AHL Merger Sub”), and Green Merger Sub, Inc., a Delaware corporation (“AAM Merger Sub”).

Effective as of 1:00 a.m. Eastern Time on the Merger Effective Date (the “AAM Merger Effective Time”), AAM Merger Sub merged with and into AAM (the “AAM Merger”), with AAM continuing as a direct subsidiary of the Registrant. Effective as of 1:01 a.m. Eastern Time on the Merger Effective Date (the “AHL Merger Effective Time”), AHL Merger Sub merged with and into AHL (the “AHL Merger” and, together with the AAM Merger, the “Mergers”), with AHL continuing as a direct subsidiary of the Registrant. On January 3, 2022, the first business day following the Mergers, the Registrant filed a Current Report on Form 8-K12B for the purpose of establishing the Registrant as the successor issuer to AAM and AHL pursuant to Rule 12g-3(c) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

At the closing of the Mergers, the Registrant assumed the following plans (the “Plans), including the share reserve available for issuance with respect to outstanding awards under each of the Plans assumed from AHL:

(i)	the Apollo Global Management, Inc. 2019 Omnibus Equity Incentive Plan;

(ii)	the Athene Holding Ltd. 2014 Share Incentive Plan;

(iii)	the Athene Holding Ltd. 2016 Share Incentive Plan; and

(iv)	the Athene Holding Ltd. 2019 Share Incentive Plan.

This Registration Statement is being filed by the Registrant in connection with the registration of Common Stock issuable to eligible employees of the Registrant or its subsidiaries pursuant to outstanding awards under the Plans or shares of its Common Stock and awards that may in the future be granted under the Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are available without charge, upon written or oral request to: Secretary, c/o Apollo Global Management, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant, AAM and AHL with the Commission under the Exchange Act, are incorporated herein by reference (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items):

(1)	The Registrant’s Current Report on Form 8-K12B filed with the Commission on January 3, 2022;

(2)

The description of the Registrant’s Common Stock, par value $0.00001 per share, contained in the Registrant’s Registration Statement on Form S-4 filed with the Commission on May  7, 2021, as amended on July 8, 2021, September  29, 2021 and November 2, 2021;

(3)	AAM’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 19, 2021;

(4)

AAM’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June  30, 2021 and September 30, 2021, filed with the Commission on May 10, 2021, August 6, 2021 and November 8, 2021, respectively;

(5)

AAM’s Current Reports on Form 8-K filed with the Commission on February 19, 2021, March  8, 2021, March  8, 2021, March 11, 2021, March 15, 2021, March  22, 2021, April  9, 2021, May  10, 2021, June  11, 2021, June  11, 2021, July  1, 2021, August  6, 2021, August  20, 2021, September  10, 2021, October  7, 2021, October  19, 2021, December  2, 2021, December  2, 2021; December  17, 2021, and January 3, 2022;

(6)	AHL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the Commission on February 19, 2021, as amended on April 20, 2021;

(7)

AHL’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June  30, 2021 and September 30, 2021, filed with the Commission on May 10, 2021, August 5, 2021 and November 8, 2021, respectively; and

(8)

AHL’s Current Report on Form 8-K filed with the Commission on March 8, 2021, March  11, 2021, April  2, 2021, May  25, 2021, June  15, 2021, August  6, 2021, August  20, 2021, September  1, 2021, October  19, 2021, November  3, 2021, December  13, 2021, December  21, 2021 and January 3, 2022.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer, of corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

Under Section 145(c) of the DGCL, present and former directors, and certain present and former officers, who have been successful on the merits or otherwise in defense of any action, suit or proceeding referenced in Section 145(a) or 145(b) of the Delaware General Corporation Law, or in defense of any claim, issue or matter therein, are entitled to mandatory indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section.

Section 145(e) of the DCGL permits a corporation to pay expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.

Section 145(g) of the DCGL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

The Registrant’s certificate of incorporation provides that, to the fullest extent permitted by applicable law, a director will not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. In addition, the Registrant’s certificate of incorporation also provides that it will indemnify each director and officer and may indemnify employees and agents, as determined by its board, to the fullest extent provided by the laws of the State of Delaware. Furthermore, the Registrant’s certificate of incorporation will obligate the Registrant to advance expenses (including legal fees and expenses) incurred by its directors and officers in appearing at, participating in or defending any indemnifiable claim, demand, action, suit or proceeding pursuant prior to a final and non-appealable determination that such indemnitee is not entitled to be indemnified upon receipt an undertaking by or on behalf of such indemnitee to repay such amount if it ultimately shall be determined that the indemnitee is not entitled to be indemnified (except that the Registrant is not obligated to advance any such expenses to an indemnitee in connection with any action, suit or proceeding or part thereof commenced by such indemnitee unless the commencement thereof by such indemnitee was authorized by the Registrant’s board of directors).

The foregoing statements are subject to the detailed provisions of Sections 102 and 145 of the DGCL and the Registrant’s certificate of incorporation and bylaws.

Section 102 of the DCGL permits the limitation of directors’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.

Reference is made to Item 9 for the Registrant’s undertakings with respect to indemnification for liabilities arising under the Securities Act.

The Registrant currently maintains insurance policies which, within the limits and subject to the terms and conditions thereof, cover certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Registrant.

The Registrant is a party to indemnification agreements with each of its executive officers and directors that provide, in general, that the Registrant will indemnify them to the fullest extent permitted by law in connection with their service to the Registrant or on the Registrant’s behalf and advance expenses incurred by them in appearing at, participating in or defending any indemnifiable claim, demand, action, suit or proceeding in a manner consistent with the advancement rights provided under the Registrant’s certificate of incorporation.

The Registrant has agreed to indemnify and hold harmless, the present and former directors and officers of AAM, AHL or any of their respective subsidiaries with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any action based on or arising out of, in whole or in part, (i) the fact that such person is or was a director or officer of AAM, AHL or such subsidiary or (ii) the acts or omissions of such person in such person’s capacity as a director, officer, employee or agent of AAM, AHL or such subsidiary or taken at the request of AAM, AHL or such subsidiary, in each case, at, or at any time prior to, the effective time of the AAM Merger or the effective time of the AHL Merger, as applicable (including any action relating in whole or in part to the transactions contemplated by the Merger Agreement or relating to the enforcement of the indemnification provisions in the Merger Agreement, as described in this paragraph), to the fullest extent permitted under applicable law.

In addition, for the six-year period commencing immediately after the effective time of the AAM Merger or the effective time of the AHL Merger, as applicable, the surviving entities will maintain in effect AAM’s and AHL’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the effective time of the AAM Merger or the effective time of the AHL Merger, as applicable, with respect to those individuals who, as of the date of the merger agreement, were, and any individual who, prior to the effective time of the AAM Merger or the effective time of the AHL Merger, as applicable, becomes, covered by AAM’s or AHL’s directors’ and officers’ liability insurance policy, as applicable. The terms, scope and amount of such insurance coverage will be no less favorable to such individuals than AAM’s and AHL’s directors’ and officers’ liability insurance policies as in effect on the date of the merger agreement. However, the registrant may substitute such policies for policies by reputable insurers of at least the same coverage with respect to matters existing or occurring prior to the effective time of the AAM Merger or the effective time of the AHL Merger, as applicable, including a “tail” policy. The Registrant will not be required to pay an annual premium for the directors’ and officers’ liability insurance in excess of 300% of the annual premium currently paid by AAM and AHL, as applicable, for such insurance. In addition, AAM and AHL may, and at the request of the other party will, prior to the effective time of the AAM Merger or the effective time of the AHL Merger, as applicable, purchase for an aggregate amount not in excess of such 300% threshold, a six-year prepaid “tail” policy on terms and conditions providing at least substantially equivalent benefits as the policies maintained by AAM and AHL as of the date of the merger agreement and covering matters occurring prior to the effective time of the AAM Merger or the effective time of the AHL Merger, as applicable, including the transactions contemplated by the merger agreement.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Apollo Global Management, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K12B as filed on January 3, 2022)

3.2	Amended and Restated Bylaws of Apollo Global Management, Inc. (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K12B as filed on January 3, 2022)

4.1*	Apollo Global Management, Inc. 2019 Omnibus Equity Incentive Plan, as amended and restated as of January 1, 2022

4.2	Athene Holding Ltd. 2014 Share Incentive Plan (incorporated by reference to Exhibit 10.16.3 to the Form S-1 filed by AHL on October 25, 2016 (File No. 333-211243)).

4.3	Amendment No. 1 to 2014 Share Incentive Plan (incorporated by reference to Exhibit 10.16.4 to the Form S-1 filed by AHL on October 25, 2016 (File No. 333-211243)).

4.4	Athene Holding Ltd. 2016 Share Incentive Plan (incorporated by reference to Exhibit 10.16.5 to the Form S-1 filed by AHL on October 25, 2016 (File No. 333-211243)).

4.5	Athene Holding Ltd. 2019 Share Incentive Plan (incorporated by reference to Exhibit 10.2 to the Form 8-K filed by AHL on June 10, 2019 dated June 4, 2019).

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP

23.1*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (filed as part of Exhibit 5.1)

23.2*	Consent of Deloitte & Touche LLP relating to Apollo Asset Management, Inc.’s financial statements

23.3*	Consent of PricewaterhouseCoopers LLP relating to Athene Holding Ltd.’s financial statements

24.1	Power of Attorney (included in signature page to this Registration Statement)

*	Filed herewith.

Item 9.	Undertakings

(a) The Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement); and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 3rd day of January, 2022.

APOLLO GLOBAL MANAGEMENT, INC.

By:	/s/ MARC ROWAN
	Name:	Marc Rowan
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John J. Suydam and Martin Kelly and each of them, acting individually, as his attorney-in-fact, with full power of substitution, for him and in any and all capacities, to sign any and all amendments to this Registration Statement on this Form S-8 (including any post-effective amendments thereto) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ MARC ROWAN Marc Rowan	Chief Executive Officer (Principal Executive Officer), Director	January 3, 2022

/s/ MARTIN KELLY Martin Kelly	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 3, 2022

/s/ WALTER JOSEPH (JAY) CLAYTON (III) Walter Joseph (Jay) Clayton III	Chair of the Board	January 3, 2022

/s/ SCOTT KLEINMAN Scott Kleinman	Director	January 3, 2022

/s/ JAMES C. ZELTER James C. Zelter	Director	January 3, 2022

/s/ JAMES BELARDI James Belardi	Director	January 3, 2022

/s/ MARC A. BEILINSON	Director	January 3, 2022
Marc A. Beilinson

/s/ MICHAEL E. DUCEY	Director	January 3, 2022
Michael E. Ducey

/s/ RICHARD EMERSON	Director	January 3, 2022
Richard Emerson

/s/ JOSHUA J. HARRIS	Director	January 3, 2022
Joshua J. Harris

/s/ KERRY MURPHY HEALEY	Director	January 3, 2022
Kerry Murphy Healey

/s/ MITRA HORMOZI	Director	January 3, 2022
Mitra Hormozi

/s/ PAMELA JOYNER	Director	January 3, 2022
Pamela Joyner

/s/ A.B. KRONGARD	Director	January 3, 2022
A.B. Krongard

/s/ PAULINE RICHARDS	Director	January 3, 2022
Pauline Richards

/s/ DAVID SIMON	Director	January 3, 2022
David Simon

/s/ LYNN SWANN	Director	January 3, 2022
Lynn Swann